Exhibit 23.2

Deloitte Touche Tohmatsu ABN 74 490 121 060
Woodside Plaza Level 14 240 St Georges Terrace Perth WA 6000 GPO Box A46 Perth WA 6837 Australia

DX 206 Tel: +61 (0) 8 9365 7000 Fax: +61 (0) 8 9365 7001 www.deloitte.com.au

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Form S-1 on Form S-3 (No. 333-163976) by TransAtlantic Petroleum Ltd. of our report dated 13 May 2009, relating to the consolidated financial statements of Incremental Petroleum Limited, appearing in the Prospectus filed on 12 May 2010, and to the reference to us under the heading “Experts” in such Prospectus.

DELOITTE TOUCHE TOHMATSU

9 June 2010